September 1, 1995
  217 MAIN STREET
  Thomas N. Hackett Lewiston MAINE

  Physician Resources Inc. :07-795-52
  460 Main Street
  Lewiston, Maine 04240

  Dear Tom:

  Pursuant to our recent discussions, Peoples Heritage Savings Bank is pleased to approve your loan request for Physician Resources Inc. The purpose of this letter is to outline the terms and conditions of our commitment, which are as follows:

  Borrower: Physician Resources Inc.
  Amount: $250,000 Revolver
  Purpose: The proceeds of the Loan will be used by Borrower to payoff a PHSB Bank loan in the approximate amount of $80,000 and the balance to be used for working capital.

  Interest
  Rate: Bank of Boston base borrowing rate (currently
  8.75%) plus 1% floating daily.
  All interest hereunder shall be computed on the basis of the actual number of days elapsed over a 360-day year.

  PAYMENT: A-fixed monthly payment of principal in the amount of $5,000.00, together with accrued interest on the principal amount of the Loan shall be due monthly commencing 30 days from closing.

  Collateral: All business assets.
  Guarantor: Unlimited Guaranty: Thomas N. Hackett
  ("Guarantor") shall unconditionally (and jointly and severally if there is more than one Guarantor) guarantee the payment and performance of all obligations of Borrower under the Loan documents pursuant to an unconditional Guaranty of Payment (the "Guaranty'') in form and substance satisfactory to Lender's counsel.

  Physician Resources, Inc.
  Page 2

  Term: One year from closing the loan matures and is subject to renewal.

  Default
  Interest
  Rate: Lender shall have the right to charge interest, payable on demand, on the unpaid principal balance of the Loan at an interest rate of three percent (3%) per annum in excess of the rate of interest otherwise payable as provided herein, or any period during which the Borrower shall be in default under any document governing or securing the Loan.

  Origination
  Fee: $1,250(%)

  Late
  Charge: Borrower shall pay to Lender a late charge of six percent (6%) of any scheduled payment of principal and/or interest which is not paid within fifteen (15) days of the date when due.

  Deposits: Borrower will maintain its deposit relationship with Peoples Heritage Savings Bank during the
  Loan term.

  Financials: Borrower will provide the Bank with year-end financials within one hundred twenty (120) days of Borrowers fiscal year-end. Such statements are to be prepared by an independent certified public accountant.
  In addition, guarantor will submit an updated personal financial statement and a copy of current year's FITR on an annual basis.
  Other statements as required by the Bank will also be provided.

  Insurance: Borrower to maintain comprehensive insurance naming the Bank as loss payee.

  Notices will be sent to:
  Peoples Heritage Bank
  One Portland Square
  P.O. Box 9542
  Portland, Maine 04112-9542
  Physician Resources Inc.

  Paid in Capital: Borrower will convert approximately $115,796 to paid in capital.

  Board Approval:
 THIS COMMITMENT IS SUBJECT TO FINAL BOARD OF DIRECTORS APPROVAL ON

SEPTEMBER 12, 1995.

 Should you have any questions or comments, feel free to call me. Thank you for giving Peoples Heritage Savings Bank the opportunity to provide this financing proposal for your consideration.

  Very truly yours,

  PEOPLES HERITAGE SAVINGS BANK

  BY:
  Richard L. Roy, Group Vice President
  SEEN AND AGREED TO:

  Thomas N. Hackett, Guarantor
  Date